UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Simon Property Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information Regarding the Annual Meeting of Shareholders

To be Held on May 12, 2020

On May 1, 2020, Simon Property Group, Inc. (“Simon” or the “Company”) issued the following press release announcing a change to a virtual-only format for its 2020 Annual Meeting of Shareholders to be held on May 12, 2020, at 8:30 a.m. (EDT) (the “Annual Meeting”).  The following press release supplements the Proxy Statement and other proxy materials, including the Notice of Annual Meeting of Shareholders, first made available to shareholders of Simon on April 2, 2020 in connection with the solicitation of proxies by Simon’s Board of Directors for use at the Annual Meeting.

This press release is being filed as definitive additional proxy solicitation material with the Securities and Exchange Commission and made available to stockholders on May 1, 2020.

The information contained in the press release should be read in conjunction with the Proxy Statement and other proxy materials.

Contacts:
Tom Ward	317-685-7330	Investors
Ali Slocum	317-264-3079	Media

simon property group schedules first quarter 2020 conference call
AND ANNOUNCES VIRTUAL ANNUAL MEETING

INDIANAPOLIS, May 1, 2020 — Simon, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today details for its first quarter conference call and details in conjunction with the Company’s 2020 Annual Meeting of Shareholders.

Simon’s financial and operational results for the quarter ending March 31, 2020, will be released after the market closes on May 11, 2020. The Company will host its quarterly earnings conference call and an audio webcast on May 11 at 5:00 p.m. Eastern Time.

The live webcast will be available in listen-only mode at investors.simon.com. Interested parties can join the call by dialing:

•	1-888-528-4228 United States participants
•	1-704-935-3408 Participants outside the United States
•	The conference ID for the call is “6984058.”

An audio replay will be available from approximately 8:00 p.m. Eastern Time on May 11, 2020 until 11:00 p.m. Eastern Time on May 18, 2020. The replay can be accessed within the United States by dialing 1-855-859-2056. Callers outside the U.S. can access the replay at 404-537-3406. The replay passcode is “6984058.” The call will also be archived on investors.simon.com for approximately 90 days.

In addition, the format of Simon’s 2020 Annual Meeting of Shareholders at 8:30 a.m. Eastern Time, the next morning, has been changed from an in-person meeting at its headquarters in Indianapolis, Indiana, to a virtual-only meeting. Shareholders will not be able to attend the 2020 Annual Meeting in person. Simon has made this decision based on current guidance from the Centers for Disease Control and Prevention as well as from federal, state and local public health authorities in response to the COVID-19 pandemic.

HOW TO PARTICIPATE IN THE VIRTUAL ANNUAL MEETING:

As described in Simon’s previously-distributed proxy materials for the Annual Meeting, shareholders of record as of the close of business on March 16, 2020, the record date, are entitled to participate in the Annual Meeting. To attend, vote, and submit questions during the virtual Annual Meeting, which will be held via live audio webcast, shareholders of record will need to visit www.virtualshareholdermeeting.com/SPG2020 and use their 16-digit Control Number provided on their proxy card, voting instruction form, or notice that they previously received to log in to this website.

Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. Only one shareholder per 16-digit Control Number can access the virtual Annual Meeting. We would encourage shareholders to log in to this website and access the webcast at least 15 minutes before the virtual Annual Meeting’s start time.

Further instructions on how to attend, participate in, ask questions during, and vote at the virtual Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, will be available at www.virtualshareholdermeeting.com/SPG2020.

Shareholders may still, and are encouraged to, vote prior to the virtual Annual Meeting by Internet, telephone or by mail per the instructions on the proxy card they previously received. Shareholders that have already voted do not need to vote again.

About Simon

Simon is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales. For more information, visit simon.com.